Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is made as of this 6th day of November, 2007, by and between LOGISTICARE SOLUTIONS, LLC, a Delaware limited liability company, with its principal office located at 1800 Phoenix Boulevard, Suite 120, College Park, Georgia 30349, its successors and assigns (hereinafter collectively referred to as “Company”), and HERMAN SCHWARZ, an individual residing at 1706 Brandywine Court, Atlanta, GA 30388 (“Employee” and together with the Company, the “parties”).

BACKGROUND

WHEREAS, Employee is currently employed by Company as its Chief Operating Officer (“Company COO”); and

WHEREAS, Company is contemplating a merger with a wholly owned subsidiary of The Providence Service Corporation (“Providence”), a Delaware corporation, with its head office located at 5524 East Fourth Street, Tucson, Arizona (the “Transaction”); and

WHEREAS, should Company complete the Transaction, Providence will become the parent company of Company; and

WHEREAS, should Company complete the Transaction, Company desires to employ Employee, and Employee desires to be employed by Company, all upon the terms and conditions set forth in this Agreement; and

WHEREAS, the execution of this Agreement is a condition of the Transaction; and

NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment by the Company, for the period set forth in Section 3 below and upon the terms and conditions set forth in this Agreement, subject to earlier termination pursuant to Section 6 below.

2. Office and Duties.

(a) During the term of this Agreement, Employee shall serve as COO of the Company, and shall report directly to the Company’s Chief Executive Officer (“CEO”), and be subject to CEO’s supervision, control and direction.

(b) In his capacity as COO of the Company, Employee shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to, and consistent with his position, subject to the authority and direction of the CEO, and shall perform such additional duties and responsibilities as may be from time to time assigned to him by the CEO. In addition, Employee acknowledges and agrees that he shall observe and comply with all of the Company’s policies and procedures, observe and comply with all of Providence’s policies and procedures, and comply with all directives of the boards of directors of Providence and the Company.

(c) The Employee shall render his services diligently, faithfully and to the best of his ability, and shall devote substantially all of his working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will further the business and interests of the Company.

(d) During the term of this Agreement, Employee shall not be engaged in any business activity which, in the reasonable judgment of the CEO, conflicts with Employee’s duties hereunder, whether or not such activity is pursued for pecuniary advantage.

3. Term. This Agreement shall be effective for a term of two (2) years on the terms and conditions set out herein (“Term”) from the date on which the Transaction completes (“Effective Date”) and ending two (2) years later, unless sooner terminated as hereinafter provided. The Term shall be automatically extended and renewed for a period of one (1) year from the end of the Term (“Renewal Date”) unless either the Company or Employee shall give written notice of non-renewal to the other party at least six (6) months prior to the end of the Term, in which event this Agreement shall terminate at the end of the Term. Subject to the termination provisions contained herein, if this Agreement is renewed on the Renewal Date for an additional one (1) year period, it will automatically be renewed on the anniversary of the Renewal Date and each subsequent year thereafter (the “Annual Renewal Date”) for a period of one (1) year, unless either party gives written notice of non-renewal to the other party at least six (6) months prior to any Annual Renewal Date, in which case the Agreement will terminate on the Annual Renewal Date immediately following such notice.

4. Compensation.

(a) Base Salary. In consideration of the services rendered by Employee to the Company during the term hereof, Employee shall receive an annual base salary of Two Hundred and Eighty-Five Thousand Dollars ($285,000) (“Base Salary”), payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Employee’s Base Salary shall be reviewed by Providence’s Board and/or Compensation Committee in or around April 2008 and thereafter in accordance with the policies of the Company, and may be modified as a result of such review at the sole discretion of Providence’s Board and/or Compensation Committee.

(b) Bonus Plans/Incentive Compensation Programs. In addition to Base Salary, during the Term, Employee shall be eligible to participate in any bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his position and with the Company’s then current policies and practices (“Bonus”), with the exception of Company’s Executive Deferred Compensation Plan unless amended to the satisfaction of Providence prior to the Effective Date. In lieu of continuing participation in the Company’s Executive Deferred Compensation Plan (in the event that such plan is terminated, frozen or otherwise unavailable to Employee), Employee, if eligible, shall be entitled to participate in Providence’s deferred compensation plans. In addition, the Employee shall be entitled to an annual performance bonus based upon the Employee’s individual performance and the overall performance of the Company. Whether to award such performance bonus and the amount thereof shall be subject to the sole discretion of Providence’s Board and/or Compensation Committee.

(c) Stock Options. Employee currently holds 15,100 stock options pursuant to Company’s Stock Option Plan. Prior to the Effective Date, the Stock Options exist under Company’s Stock Option Plan. Such Stock Options will be cancelled and exchanged for Providence common stock as of the Effective Date of this Agreement in accordance with the terms of the merger agreement governing the Transaction and the Stock Option Cancellation and Exchange Agreement between the Company and Employee attached as Exhibit A. Such Providence common stock shall be subject to a Lock-Up Agreement between the Company and Employee, attached as Exhibit B.

(d) Benefits. During the Term, Employee shall also be entitled to receipt of benefits substantially similar to those that are presently being provided by Company to Employee, subject to any future modifications of such plans (collectively, the “Benefits”) in the sole discretion of Providence’s Board and/or Compensation Committee.

(e) Vacation. During the Term, Employee shall also be entitled to take vacation and receive vacation pay substantially similar to that which is presently provided by Company to Employee, subject to any future modifications by the Company in the sole discretion of Providence’s Board and/or Compensation Committee. Vacation days which are not used during any calendar year may not be accrued or carried-over to the next year, nor shall Employee be entitled to compensation for unused vacation days.

(f) Business Expenses. During the Term, the Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, upon timely presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and practices of the Company.

(g) Withholding. All payments made pursuant to this Agreement shall be subject to such withholding taxes as may be required by any applicable law.

5. Representations of Employee. Employee represents to the Company that: (a) there are no restrictions, agreements or understandings whatsoever to which Employee is a party that would prevent, or make unlawful, his execution of this Agreement and his employment hereunder; (b) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party, or by which he is bound; and (c) he is of full capacity, free and able to execute this Agreement and to enter into this Agreement with the Company.

6. Termination. This Agreement and Employee’s employment hereunder shall continue until terminated as provided herein. Upon termination of this Agreement and Employee’s employment hereunder, Employee shall immediately resign his position as a member of the Company’s Board if he is serving in such capacity. For purposes of this Agreement, a “Separation from Service” with respect to the Employee means the Employee’s “separation from service,” as defined in Treasury Regulations Section 1.409A-1(h). For purposes of “termination of employment,” a complete and total expectation that no further services will be performed shall be required.

(a) Termination by Company for Cause. The Company shall have the right to terminate this Agreement and the Employee’s employment hereunder at any time for “Cause”. For purposes of this Agreement, the term “Cause” shall mean the following:

(i) Employee commits fraud or theft against Providence, the Company or any of their respective subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by the Company (collectively referred to as “Affiliates”), or is indicted, convicted of, or pleads guilty or nolo contendere to, a felony; or

(ii) In carrying out his duties hereunder, the Employee engages in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in material economic harm to the Company or its Affiliates; or

(iii) Employee materially breaches any provision of this Agreement (including but not limited to the restrictive covenants contained in Paragraph 8 below) or breaches any fiduciary duty or duty of loyalty owed to the Company or its Affiliates, and such breach continues uncured for a period 10 days after written notice from the Company to the Employee specifying the failure, refusal, or violation and the Company’s intention to terminate this Agreement for Cause; or

(iv) Employee engages in conduct tending to bring the Company or its Affiliates into public disgrace; or

(v) Employee repeatedly neglects or refuses to perform duties or responsibilities as directed by the CEO, or violates any express direction of any lawful rule or regulation established by the Company which is consistent with the scope of Employee’s duties under this Agreement, and such failure, refusal, or violation continues uncured for a period 10 days after written notice from the Company to Employee specifying the failure, refusal, or violation and the Company’s intention to terminate this Agreement for Cause; or

(vi) Employee commits any acts or omissions resulting in or intended to result in direct material personal gain to the Employee at the expense of the Company or its Affiliates; or

(vii) Employee materially compromises trade secrets or other confidential and proprietary information of the Company or its Affiliates.

“Cause” shall not include a bona fide disagreement over a corporate policy, so long as Employee does not willfully violate on a continuing basis specific written directions from the CEO, which directions are consistent with the provisions of this Agreement. Action or inaction by Employee shall not be considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company or its Affiliates, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

(b) Termination by Company upon the Death or Disability of Employee. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time upon the death or Disability of Employee. The term, “Disability”, as used herein, means any physical or mental illness, infirmity or incapacity which prevents or significantly restricts Employee from performing the essential functions of his job, with or without reasonable accommodations, hereunder for a period of not less than one hundred fifty (150) consecutive days or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months. Periods where Employee can perform the essential functions of his job with a reasonable accommodation shall not be included in the determination of a Disability hereunder. During any period of Disability, Employee agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

(c) Termination By Company Without Cause. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time without Cause and/or without the occurrence of Employee’s death or Disability upon thirty (30) days written notice to Employee. The effective date of such termination shall be after the completion of the thirty (30) day notice period.

(d) Termination By Employee For Good Reason. Employee shall have the right to terminate this Agreement and his employment hereunder at any time during the Term of this Agreement for “Good Reason” upon sixty (60) days prior written notice to the Company’s Board. The effective date of such termination shall be after the completion of the sixty (60) day notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) the assignment to Employee by the Company of any duties inconsistent with Employee’s status with the Company or a substantial alteration in the nature or status of Employee’s responsibilities from those in effect on the Effective Date hereof, or a reduction in Employee’s titles or offices as in effect on the Effective Date hereof, except in connection with the termination of his employment for Cause or Disability or as a result of Employee’s death, or by Employee other than for Good Reason, or the Company’s establishment of a new office to which Employee may be asked to report (unless such relocation would constitute “Good Reason” under Section 6(d)(iii) hereof), or the Company’s hiring of a President or other officer which may result in the reassignment of some of Employee’s duties to someone in the Company below the level of Employee (unless such reassignment would constitute “Good Reason” under Section 6(d)(iv) hereof).

(ii) a reduction by the Company in Employee’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time during the term of this Agreement;

(iii) a relocation of Employee by the Company and for purposes of this Agreement, a relocation to a Company office outside the greater metropolitan area of Atlanta, Georgia;

(iv) any material breach by the Company of a material term or provision contained in this Agreement, which breach is not cured within thirty (30) days following the receipt by the Board of written notice of such breach. Any breach shall be deemed a material breach of this Agreement if the Employee is required to report to a person below the rank of Chief Executive Officer and/or President of the Company.

(v) the Company gives Employee proper notice in accordance with Section 3 above that the Agreement will not be extended or renewed for an additional one (1) year period from the end of the Term or from the end of any subsequent Annual Renewal Date.

(e) Termination by Employee for Other than Good Reason. If Employee shall desire to terminate his employment hereunder for other than Good Reason, he shall first give the Company not less than ninety (90) days prior written notice of termination. Upon a termination of Employee’s employment with the Company under this Section 6(e), the effective date of termination shall be the date set forth in employee’s resignation notice (assuming such date is in compliance with the notice provisions of this Section 6(e)) or an earlier date after the Company’s receipt of such notice as determined by the Company, in its sole discretion, but not earlier than the date on which the Company learned of Employee’s decision to terminate his employment for other than Good Reason.

(f) Notice of Termination. Any termination, except for death, pursuant to this Section 6 shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated. The Notice of Termination shall also set forth that Employee’s employment is terminated and be delivered in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary set forth herein, the provisions of Sections 8, 9 and 10 shall survive the end of the Term, the non-renewal of the Agreement, and/or the termination of Employee’s employment hereunder for any reason, and shall remain in full force and effect thereafter.

7. Payments Upon Termination and Change in Control.

(a) Termination for Cause. In the event Employee’s employment hereunder is terminated for Cause, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee shall be entitled to any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination, less all deductions or offsets for amounts owed by Employee to the Company, which shall be paid to Employee within thirty (30) days of the date of termination. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under the Agreement.

(b) Termination Due to Death or Disability. In the event Employee’s employment hereunder is terminated due to his death or Disability, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee (or, in the event that Employee’s employment hereunder is terminated due to Employee’s death, Employee’s heirs, personal representative or estate) shall be entitled to any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination less all deductions or offsets for amounts owed by Employee to the Company, and any earned and accrued Bonus prorated through the date of termination, which shall be paid to Employee (or his estate) in a lump sum within thirty (30) days of the date of termination. The Company shall have no further obligations to Employee under the Agreement.

(c) Termination By Company Without Cause or By Employee For Good Reason. If the Employee has a Separation from Service by reason of termination of his employment by Company other than for Cause or the occurrence of Employee’s death or Disability, or if Employee has a Separation from Service by reason of resignation of his employment for Good Reason, Employee shall be entitled to receive severance in the amount of twelve (12) months of his Base Salary in effect at the time of termination (so long as Employee is not in breach of this Agreement) (“Severance Payment”), provided that Employee executes, and does not revoke, a General Release, attached hereto as Exhibit C, of all claims relating to his employment and termination from employment in a form provided by the Company. Subject to Section 9 hereof, the Company shall pay the Severance Payment in equal installments based on the number of regularly scheduled payroll periods (in effect as of the date of the termination) during the Severance Period (The Severance Period is a period of 12 months. The first day of the Severance Period shall be determined by the Company which shall occur no later than ninety (90) days after the termination and correspond to a regularly scheduled payment date.), provided that (1) Employee has delivered the General Release within such time as designated by the Company, (2) the Company determines that the General Release is legally binding on Employee and (3) Employee does not revoke the General Release, and subject to the requirements under Section 9(c) hereof. The first installment shall be paid on the first day of the Severance Period and subsequent installments on each regularly scheduled payroll date thereafter until no additional amount is payable to the Employee. The Severance Payment shall be subject to all applicable withholding for federal, state, and local taxes. In the event of the Employee’s death prior to receiving all due installment payments of his/her Severance Payment, any remaining installments thereof shall be paid to the Employee’s estate on the same payment schedule as would have occurred, but for the death of the Employee. In no event shall payment of any Severance Payment be made prior to the effective date of termination or prior to the expiration of the revocation period, if any, applicable to the General Release. If Employee fails to deliver such legally binding General Release by the due date designated by the Company, the Company shall not have any obligation to make any Severance Payments. Employee understands that should he fail or refuse to execute the General Release provided by the Company, or revoke such General Release, he shall not be entitled to the Severance Payment under this section. The Company shall have no further obligations to Employee under the Agreement.

(d) Termination By Employee For Other Than Good Reason. In the event Employee terminates his employment for other than Good Reason, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of termination, except that Employee shall be entitled to any earned and unpaid portion of his Base Salary and earned and accrued Benefits up to the date of termination. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under the Agreement.

(e) Payment Upon Change in Control. In the event of a “Change in Control” of Providence (as defined herein) and Employee is employed on the date of closing for the Change in Control event, Employee shall receive a lump sum payment equal to one and one-half (1.5) times Employee’s average annual W-2 compensation from the Company for the most recent five (5) taxable years ending before the date on which the Change in Control occurs (or such portion of such period during which Employee performed personal services for the Company), but not in excess of the amount specified in Code Section 162(m)(1) (currently, $1,000,000) or any successor Code Section thereto; provided, however, that if such lump sum payment, either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Employee under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum payment or other benefit shall be reduced to the largest amount that will not result in receipt by Employee of a parachute payment (“Change in Control Payment”). The Change in Control Payment will be paid to Employee upon the closing of the transaction causing the Change in Control. A Change in Control will have no other effect on this Agreement which will remain in full force and effect.

(i) Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the following definition:

(A) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (i) Providence, (ii) any subsidiary of Providence, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of Providence or of any subsidiary of Providence, or (iv) any company owned, directly or indirectly, by the stockholders of Providence in substantially the same proportions as their ownership of stock of Providence), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of Providence representing 50% or more of the combined voting power of Providence’s then outstanding securities;

(B) the stockholders of Providence approve a merger or consolidation of Providence with any other company, other than (i) a merger or consolidation which would result in the voting securities of Providence outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Providence or any subsidiary of Providence, at least 65% of the combined voting power of the voting securities of Providence or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of Providence (or similar transaction) after which no “person” (with the method of determining “beneficial ownership” used in clause (A) of this definition) owns more than 50% of the combined voting power of the securities of Providence or the surviving entity of such merger or consolidation;

(C) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Providence, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with Providence to effect a transaction described in clause (A), (B) or (D) of this definition) whose election by the Board or nomination for election by Providence’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

(D) the stockholders of Providence approve a plan of complete liquidation of Providence or an agreement for the sale or disposition by Providence of all or substantially all of Providence’s assets.

(ii) If this Agreement provides for the payment of deferred compensation subject to Section 409A of the Code, any payment of such deferred compensation by reason of a Change in Control shall be made only if the Change in Control is a “change in control event” as described in Treasury Regulation Section 1.409A-3(i)(5) and shall be paid consistent with the requirements of Section 409A. If any deferred compensation that would otherwise be payable by reason of a Change in Control cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Section 409A, as determined by Providence.

(f) Recognition. Employee recognizes and accepts that the Company shall not, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation or other payments or damages whatsoever arising from the termination of Employee’s employment, above and beyond those specifically provided for herein.

8. Restrictive Covenants.

(a) Non-Competition. During the Term and any renewal periods, and for a period of twelve (12) months after this Agreement is terminated for any reason, Employee will not, in any capacity (including, but not limited to, owner, partner, member shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for his own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (“Person”), establish, engage in, work for, or be connected with, except as an employee of the Company, any business in competition with the Business of the Company (as defined in Section 8(i) below), if such business competes with the Business of the Company in any State, county, or municipality where the Company or its Affiliates conduct business, are preparing to conduct business or have conducted business during the Term.

(b) Non-Solicitation/Non-Piracy. During the Term and any renewal periods, and for a period of twelve (12) months after this Agreement is terminated for any reason, Employee will not, directly or indirectly, for his own account or for the benefit of any Person or entity:

(i) solicit, service, contact, or aid in the solicitation or servicing of any Person or entity which is or was a customer, prospective customer, client, prospective client, contractor, subcontractor or supplier of the Company or its Affiliates within three (3) years prior to Employee’s termination (“Company Customers/Clients”), for the purpose of (a) selling services or goods in competition with the Business of the Company; (b) inducing Company Customers/Clients to cancel, transfer or cease doing business in whole or in part with the Company or its Affiliates; or (c) inducing Company Customers/Clients to do business with any Person or business entity in competition with the Business of the Company (as hereafter defined).

(ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or interfere with such employee’s relationship with the Company or its Affiliates.

(c) Non-Disclosure. Other than in furtherance of the Business of the Company, in the ordinary course in his capacity as an employee hereunder, Employee will not, at any time, except with the express prior written consent of the COO of Providence, directly or indirectly, disclose, communicate or divulge to any Person or entity, or use for the benefit of any Person or entity, any trade secret, confidential or proprietary knowledge or information, with respect to the conduct or details of the Business of the Company including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor and subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies and methods, marketing, marketing strategies and methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies and plans and other information of the Company or its Affiliates which is not generally available to the public and which has been developed or acquired by the Company or its Affiliates with considerable effort and expense. Upon the expiration or termination of Employee’s employment under this Agreement, Employee shall immediately deliver to the Company all memoranda, books, papers, letters, and other data (whether in written form or computer stored), and all copies of same, which were made by Employee or otherwise came into his possession or under his control at any time prior to the expiration or termination of his employment under this Agreement, and which in any way relate to the Business of the Company as conducted or as planned to be conducted by the Company or its Affiliates on the date of the expiration or termination.

(d) Intellectual Property. Employee will promptly communicate to the Company, in writing when requested, all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the Business of the Company which are conceived or developed by Employee alone or with others, at any time (during or after business hours) while Employee is employed by the Company or its Affiliates. Employee acknowledges that all of those ideas and creations are inventions and works for hire, and will be the Company’s exclusive property. Employee will sign any documents which the Company deems necessary to confirm its ownership of those ideas and creations, and Employee will cooperate with the Company in order to allow the Company to take full advantage of those ideas and creations.

(e) Non-Disparagement. Employee will not, at any time, publish or communicate disparaging or derogatory statements or opinions about the Company or its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its Affiliates’ management, products or services, to any third party. It shall not be a breach of this section for Employee to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on Employee’s reasonable belief and are not made in bad faith.

(f) Enforcement. Employee acknowledges that the covenants and agreements of this Section 8 (“Covenants”) herein are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Employee further acknowledges that any breach or threat of breach by him of any of the Covenants will result in irreparable injury to the Company for which money damages could not be adequate to compensate the Company. Therefore, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Covenants contained in this Section 8 are independent of any other provision of this Agreement, and the existence of any claim or cause of action which Employee or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.

(g) Acknowledgements. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company, and, without the agreement of Employee to be bound by the Covenants, the Company would not have agreed to enter into this Agreement. Employee further acknowledges and agrees that the Business of the

Company and its services are highly competitive, and that the Covenants contained in this Section 8 are reasonable and necessary to protect the Company’s legitimate business interests. In addition, Employee acknowledges that in the event his employment with the Company terminates, he will still be able to earn a livelihood without violating this Agreement, and that the Covenants contained in this Section 8 are material conditions to my employment and continued employment with the Company.

(h) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes is lawful and appropriate.

(i) Business of the Company. The term “Business of the Company”, as used herein, shall mean the provision by the Company or its Affiliates of the arrangement, brokering and/or provision of non-emergency transportation services for Medicaid or MediCare recipients.

(j) Costs, Expenses in the Event of Breach. In the event that Employee breaches or attempts to breach the Covenants contained in this Section 8, the Company shall be entitled to reimbursement from Employee for all costs and expenses associated with any successful action to enforce any of the Covenants contained in Section 8, including but not limited to reasonable attorneys’ fees and costs of litigation. Should the Company file an action against Employee relating to a breach of the Covenants contained in Section 8, and a court of competent jurisdiction determines that Employee did not breach any of those Covenants, Employee shall be entitled to reimbursement from the Company of all costs and expenses associated with defending against such action asserting a breach, including reasonable attorneys’ fees and costs.

9. Section 409A of the Code.

(a) Amounts payable under this Agreement are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. The Company shall not be liable to Employee with respect to any Agreement-related adverse tax consequences arising under Section 409A or other provision of the Code.

(b) If any provision of this Agreement contravenes any applicable regulations or Treasury guidance promulgated under Code Section 409A or could cause an amount payable hereunder to be subject to the interest and penalties under Code Section 409A, the Company and the Employee agree to amend this Agreement, or take such other actions as the Company and the Employee deem necessary or appropriate, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A or the Treasury guidance thereunder.

(c) Notwithstanding any provisions of this Agreement to the contrary, if, on the date of termination, Employee is a “specified employee” (as such term is defined for purposes of Code Section 409A and determined in accordance with Code Section 409A(a)(2)(B)(i) and Treasury Regulations Section 1.409A-1(i)), no Severance Payment (or any other payment under this Agreement determined to be subject to Section 409A) shall be made under Section 7(c) hereof prior to the six-month anniversary of Employee’s Separation from Service, to the extent such six-month delay in payment is required to comply with Code Section 409A. To the extent that this Section 9(c) applies to any Severance Payment under Section 7(c) hereof (or any other payment under this Agreement determined to be subject to Section 409A), the Company shall, as soon as practicable following Employee’s Separation from Service, and after Employee executes and does not revoke the General Release of all claims as referenced in Section 7(c) within such time as designated by the Company, deposit an amount equal to the gross amount of such Severance Payment (and any other amount subject to Section 409A) into an irrevocable “Rabbi Trust” in the form prescribed by Internal Revenue Service Revenue Procedure 92-64. Such Rabbi Trust shall be established and maintained by the Company, at its own expense, pending the distribution of such amount to Employee under this Agreement. The Trustee shall be a financial institution selected by the Company, and the Trustee shall invest all amounts deposited therein with the purpose of preserving the Trust principal. All principal and income from the Rabbi Trust shall be paid to Employee in a lump sum payment on the earlier of the first day following (i) the six-month anniversary of Employee’s Separation from Service or (ii) the Employee’s death. The Trustee shall withhold or cause to be withheld all withholding taxes as may be required by applicable law. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

10. Miscellaneous.

(a) Indulgences, Etc. Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law; Consent to Arbitration; Service of Process.

(i) This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(ii) Except to the extent provided for in Section 8 above (relating to injunctive relief and other equitable remedies), the Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in Tucson, Arizona (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“the AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties, however, all costs for the services of the arbitrator shall be borne solely by the Company. Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(iii) Each of the parties hereto hereby consents to process being served in any suit, action or proceeding of any nature, by the mailing of a copy thereof by registered or certified first-class mail, postage prepaid, return receipt requested, to them at their respective addresses set forth in Section 10(c) hereof. Each of parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, all claims of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (A) shall be deemed in every respect effective service of process in any such suit, action or proceeding and (B) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service.

(iv) Nothing in this Section 10(b) shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against any other party in the courts of any jurisdiction or jurisdictions.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(i)	If to Employee:

Herman Schwarz

1706 Brandywine Court

Atlanta, GA 30388

(ii)	If to the Company:

The Providence Service Corporation

620 N. Craycroft

Tucson, AZ 85711

Attention: Chief Executive Officer

With a copy to:

The Providence Service Corporation

5524 East Fourth Street

Tucson, AZ 85711

Attention: General Counsel

In addition, notice by mail shall be by air mail if posted outside of the continental United States.

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

(d) Assignment of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement, including but not limited to all Covenants contained in Section 8 above, to any successor or affiliated business or corporation whether by sale of stock, merger, consolidation, sale of assets or otherwise. This Agreement may not, however, be assigned by Employee to a third party, nor may Employee delegate his duties under this Agreement.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto, and supersedes all prior and contemporaneous agreements and understandings between the parties, inducements or conditions, express or implied, oral or written, except as herein contained. Specifically, the parties acknowledge that, upon the Effective Date, this Agreement terminates the current Employment Agreement that exists between Employee and Company, dated January 2, 2007. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(j) Independent Review and Consultation. Employee is hereby advised to consult with an attorney before signing this Agreement. Employee acknowledges that it is his decision whether or not to do so.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which entities which are provincially regulated are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.

LOGISTICARE SOLUTIONS, LLC

By:	/s/ John Shermyen
Name:	John Shermyen
Title:	Chief Executive Officer

HERMAN SCHWARZ

/s/ Herman Schwarz

EXHIBIT A

THE SECURITIES REPRESENTED BY THIS STOCK OPTION CANCELLATION AND EXCHANGE AGREEMENT ARE SUBJECT TO THE TERMS OF OFFSET PROVISIONS SET FORTH HEREIN AND TO THE TERMS OF A LOCK-UP AGREEMENT AMONG PARENT AND THE HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF PARENT.

Amended and Restated Stock Option Cancellation and Exchange Agreement

(“Agreement”)

Dated as of December 6, 2007

HOLDER:

Herman Schwarz

1706 Brandywine Court

Atlanta, GA 30388

Background

A. Charter LCI Corporation (the “Company”) has previously adopted the Charter LCI Corporation 2004 Stock Option Plan (the “Plan”).

B. Pursuant to the Plan, the Compensation Committee of the Board of Directors of the Company previously granted to optionholder (the “Holder”), as an Eligible Employee of the Company, an option (the “Options”) to purchase shares of the Company’s Class B common stock, $.01 par value (“Company Common Stock”). Exhibit A attached hereto identifies the total number of shares of Company Common Stock subject to Options held by Holder as of the date hereof, whether or not vested (such option awards, “Prior Awards”).

C. Pursuant to an Agreement and Plan of Merger (“Merger Agreement”) dated as of November 6, 2007, by and among the Company, certain stockholders of the Company, The Providence Service Corporation (“Parent”), PRSC Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Parent and the Stockholders’ Representative named therein, Merger Sub will merge with and into the Company, with the Company to be the surviving entity (the “Merger”)

D. Pursuant to the Merger Agreement, Options held by the holder shall be cancelled and exchanged into a Stock Grant (as defined herein), pursuant to Section 1.5(f) of the Merger Agreement and the approval of the Committee pursuant to Section 4.2(b) of the Plan.

E. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to Holder. By signing and returning this Agreement, Holder acknowledges having received and read a copy of the Plan and agrees to comply with the terms of the Plan, this Agreement and all applicable laws and regulations.

Agreement

1. Cancellation and Exchange of Options into Stock Grant. As of the Effective Time, by virtue of the Merger and without any action on the part of Holder, the Options set forth on Exhibit A, whether vested or unvested, shall be cancelled and, in exchange for such cancellation, each Holder shall be issued, immediately after the Effective Time (as defined in the Merger Agreement), the number of whole shares of Parent’s common stock (“Parent Common Stock”) that is equal to the Net Option Value (such issuance of Parent Common Stock, a “Stock Grant”). The Stock Grant made herein is made in connection with Holder’s employment relationship with a subsidiary of Parent upon the consummation of the Merger.

The “Net Option Value” is equal to quotient of (1) the product of (i) the Company Merger Share Price (as defined in the Merger Agreement) for the Options less the exercise price per share for the Options multiplied by (ii) the number of shares of Company Common Stock subject to the Options divided by (2) $31.42; provided however, that the maximum number of shares of Parent Common Stock into which the aggregate of all Company Stock Options (as defined in the Merger Agreement) shall be exchanged shall not exceed 431,936 (“Parent Share Maximum”). If the aggregate Net Option Value for all Stock Grants as calculated above exceeds the Parent Share Maximum, then the Options shall be exchanged into (i) the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the Parent Share Maximum multiplied by the Net Option Value Percentage applicable to the Options and (ii) the amount of any Excess Payment (as defined in the supplemental letter from Parent to the holders of Company Stock Options). The “Net Option Value Percentage” of the Options is equal to the quotient of (1) the Net Option Value of the Options as would otherwise be calculated except for exceeding the Parent Share Maximum divided by (2) the aggregate Net Option Value of all Company Stock Options as would otherwise be calculated except for exceeding the Parent Share Maximum. The “Company Merger Share Price” is calculated as follows: divide (1) the Merger Consideration (as defined in the Merger Agreement) (prior to adjustments pursuant to Sections 2.4 and 2.5 of the Merger Agreement) y (2) 769,170. In accordance with the Plan, the Committee has approved the cancellation and exchange as set forth herein.

2. Offset Against Stock Grant for Recovery of Indemnification Obligations and Working Capital Deficit under Merger Agreement. The number of shares of Parent Common Stock equal to 4.92% times the number of shares of the Stock Grant (rounded up to the nearest whole amount) and 4.92% of the amount of any Excess Payment (as defined in the supplemental letter from Parent to the holders of Company Stock Options)(the “Escrowed Shares”) shall be deposited with Parent as security and a source of payment for Sellers’ indemnification obligations and recovery of any Working Capital Deficit under the Merger Agreement. Parent may offset against such Escrowed Shares for recovery pursuant to any of Sellers’ indemnification obligations and for recovery of the amount of any Working Capital Deficit (as defined in the Merger Agreement) under the Merger Agreement at a price per share of Parent Common Stock of $31.42, unless Holder elects, by delivery of written notice to Parent, to receive the Escrowed Shares prior to Parent’s offset in exchange for paying Parent $31.42 per share. Until the Escrow Fund (as defined in the Merger Agreement) is fully distributed and the Escrow Agreement is terminated by its terms, (i) the Escrowed Shares and any interest thereon shall not be sold, pledged, hypothecated or otherwise transferred by Holder and (ii) the Escrowed Shares shall remain in the custody of Parent acting as escrow agent and as custodian for Holder’s account.

3. Effective Date of this Agreement. This Agreement is effective as of the Effective Time.

4. Additional Consideration. Holder shall be entitled to share in any Earn Out Payment and any Working Capital Surplus determined on a pro rata basis based on the number of shares in each holder’s Stock Grant. Such right to participate in any Earn Out Payment (as defined in the Merger Agreement) and any Working Capital Surplus (as defined in the Merger Agreement) shall be additional consideration for the cancellation of each Company Stock Option as set forth herein. All such payments, to the extent required by law, shall be reduced by all applicable withholdings.

5. Representations.

(a) Parent represents and warrants that the shares of Parent Common Stock attributable to the Stock Grant will be issued under the Parent’s 2006 Long-Term Incentive Plan and that such shares at the date of issuance will be registered under a registration statement on Form S-8 of Parent.

(b) In the event Holder is not eligible to have the shares registered under Form S-8 of Parent, Holder represents and warrants to Parent that (i) Holder will be acquiring the shares of Parent Common Stock attributable to such Stock Grant for Holder’s own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (ii) Holder understands that any shares of Parent Common Stock attributable to the Stock Grant must be held indefinitely by Holder unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and (iii) the stock certificates for any share of Parent Common Stock attributable to such Stock Grant issued to Holder will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(c) (i) Withholding. Holder further represents and warrants that Holder understands the Federal, state and local income tax consequences of the cancellation of the Options and exchange into the Stock Grant of shares of Parent Common Stock, and the subsequent sale or other disposition of any Parent Common Stock. In addition, Holder understands that Company or Parent, as applicable, will withhold Federal, state or local taxes (including social security and Medicare taxes) in respect of any compensation income realized by Holder as a result of Stock Grant and the issuance of the shares of Parent Common Stock and any Excess Payment.

(ii) Holder Loan. To the extent any Stock Grant and any Excess Payment is subject to applicable tax withholding (as determined in good faith by Parent and net of any Excess Payment which shall be utilized to offset any applicable tax withholding). Holder accepts a loan from Parent in an amount equal to the applicable tax withholding (such amount and accrued interest thereon, the “Holder Loan”). Such Holder Loan shall be made at the Effective Time (if Holder’s Agreement is delivered to Parent on or prior to the Effective Time) or at the time of delivery of Holder’s Agreement (if Holder’s Agreement is delivered to Parent after the Effective Time). In lieu of accepting the Holder Loan, Holder may pay to Parent the amount of applicable withholding obligation (as determined in good faith by Parent) in immediately available funds on or prior to the Effective Time (if Holder’s Agreement is delivered to Parent on or prior to the Effective Time) or at the time of delivery of Holder’s Agreement (if Holder’s Agreement is delivered to Parent after the Effective Time). Parent shall utilize such payment or the proceeds of the Holder Loan to satisfy the applicable withholding obligation (as determined in good faith by Parent).

The Holder Loan may be prepaid without penalty and shall accrue interest at a rate of 6% per annum until the Holder Loan is paid in full, and all obligations under the Holder Loan shall be due and payable on the date that is 180 days after the Effective Time or 180 days after delivery of Holder’s Agreement if such Agreement is delivered after the Effective Time. It shall constitute an event of default under the Holder Loan if Holder fails to pay in full all obligations under the Holder Loan on or before the due date thereof or if Holder becomes subject to any bankruptcy or similar proceeding (in which case all obligations under the Holder Loan shall be automatically accelerated without further action on the part of Parent).

As collateral security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) for all existing and future obligations under the Holder Loan, Holder grants a security interest to Parent in such holder’s right, title and interest in and to 40% of Holder’s Stock Grant, exclusive of Holder’s Escrowed Shares, together with all proceeds (as defined in the Uniform Commercial Code of any applicable jurisdiction thereof (the “UCC’)) thereof with respect to such shares (the “Collateral’). In order to perfect such security interest, Parent shall be deemed to have taken delivery (as defined in the UCC) of the securities certificates constituting the Collateral in registered form evidencing such shares by maintaining possession of such securities certificates. Unless Holder requests physical delivery of certificated shares, Parent shall use commercially reasonable efforts to electronically deposit the shares constituting the Stock Grant which are not Escrowed Shares or Collateral in a brokerage account designated by Holder immediately after the Effective Time (if Holder’s Agreement is delivered to Parent on or prior to the Effective Time) or immediately after the time of delivery of Holder’s Option Cancellation and Exchange Agreement (if Holder’s Agreement is delivered to Parent after the Effective Time). Upon Holder’s sale of shares constituting the Stock Grant, Holder shall use commercially reasonable efforts to immediately remit the proceeds of such sale of shares to Parent in payment of any payment obligations under the Holder Loan. After the Holder Loan is repaid in full, Parent shall use commercially reasonable efforts to immediately deliver the remaining shares of Holder’s Stock Grant to Holder, other than the Escrowed Shares.

If an event of default shall occur and be continuing under the Holder Loan, Parent may exercise all rights and remedies of a secured party under the UCC or any other applicable law. In furtherance of Parent’s rights and remedies during the existence of an event of default, Holder will irrevocably constitute and appoint Parent and any officer or agent thereof, with full power of substitution, coupled with an interest, as Holder’s true and lawful attorney-in-fact in the place and stead of Holder, and in the name of Holder or in its own name, without notice to or further assent by Holder, to execute, in connection with any sale or other disposition of the Collateral any endorsements, assignments or other instruments of conveyance or transfer, and to take such other appropriate action and to execute any and all documents and instruments which may be necessary or desirable, as determined by Parent, to accomplish the purpose of carrying out the terms of Holder’s Holder Loan and the security therefore. The parties acknowledge and agree that the purpose of the Holder Loan is not to purchase or carry margin securities under Regulation U (12 CFR 221).

6. Notice of Sale. Holder agrees to give Parent prompt notice of any sale or other disposition of any Parent Common Stock attributable to the Stock Grant that occurs within two years from the date hereof.

7. Continuation of Employment. Neither the Plan nor the Stock Grant shall confer upon Holder any right to continue in the employ of the Company or any Subsidiary or Parent thereof, or limit in any respect the right of the Company or any Subsidiary or Parent thereof to terminate Holder’s employment or other relationship with the Company or any Subsidiary or Parent thereof, as the case may be, at any time.

8. Release. Holder, for itself and on behalf of its successors and assigns (each a “Releasor”), hereby releases, remises and forever discharges Company and Parent and their subsidiaries, affiliates, predecessors, successors and assigns, and the directors, officers, employees, agents and representatives of the foregoing (each a “Releasee”), of and from any and all actions, causes of action, suits, claims, demands, accountings, covenants, contracts, agreements, debts, liabilities and obligations of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any event, occurrence, circumstances or matter of any nature which occurred, arose or existed at any time on or before the date hereof provided, however, that this release shall not in any manner affect or release (i) the obligations of a Releasee under this Agreement or under any other agreement entered into at or in connection with the Merger (including any employment agreement between Holder and Company or any subsidiary of the Company) or (ii) any obligation of the Company for contribution or indemnification under applicable law or the charter or bylaws of the Company or any of its subsidiaries, by contract or otherwise. Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Holder waives and releases Parent and the surviving corporation of the Merger and their respective affiliates, representatives, successors-in-interest and assigns from and against any and all losses, liabilities, actions, causes of action, fees, expenses, damages or claims (“Claims”) in each case of whatsoever kind or nature, whenever occurring (including after the Effective Time), arising out of the grant to or ownership of the Options by the Holder or the cancellation and exchange of the Options into a Stock Grant as stated herein.

9. General Provisions.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(b) This Agreement contains the entire agreement between the Company and Holder relating to the Options and the Stock Grant, except as set forth in the Merger Agreement and the Lock-Up Agreement (as defmed in the Merger Agreement). This Agreement may not be amended, modified, changed or waived other than by written instrument signed by the parties hereto.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) This Agreement amends and restates the Stock Option Cancellation and Exchange Agreement dated as of November 6, 2007 between Holder and Parent.

[Signature Page Follows]

Please acknowledge receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to the Secretary of the Company.

THE PROVIDENCE SERVICE CORPORATION

By:
	Name:	Fletcher McCusker
Title:

Accepted and Agreed to as of the date set forth above

HOLDER:

HERMAN SCHWARZ

EXHIBIT A

Company Options/Stock Grant

Company Options:

Date of Grant	Options	Exercise Price
04/01/07	13,672	$158.00
07/11/07	1,428	$158.00

Stock Grant:

Shares:	50,943

EXHIBIT B

Lock-Up Agreement

AMENDED AND RESTATED LOCK-UP AGREEMENT (“AGREEMENT”)

Parties:	Herman Schwarz (“Holder “) 1706 Brandywine Court Atlanta, Georgia 30388

The Providence Service Corporation a Delaware corporation (“Parent”) 620 N. Craycroft Tucson, Arizona 85711

Dated as of December 6, 2007

BACKGROUND:

WHEREAS, Holder is an option holder of Charter LCI Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), providing for the merger of PRSC Acquisition Corporation, a wholly-owned subsidiary of Parent, with and into the Company, with the Company to be the surviving entity (the “Merger”).

WHEREAS, pursuant to the Merger Agreement and a Stock Option Cancellation and Exchange Agreement dated as of the date hereof between the Holder and Parent (the “Cancellation and Exchange Agreement”), each of Holder’s stock options to purchase shares of common stock of the Company will be cancelled and exchanged into a stock grant (the “Stock Grant”) in the common stock of Parent (“Parent Common Stock”) in accordance with the terms of the Merger Agreement and the Cancellation and Exchange Agreement.

NOW THEREFORE, in consideration of the recitals stated above and the promises, agreements and covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

1. Representations and Warranties of Holder. Holder represents and warrants to Parent as follows:

1.1. Holder is the holder of the number of stock options of the Company set forth beneath Holder’s signature on the signature page hereof (the “Company Options”), and Holder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Pursuant to the Merger Agreement and the Cancellation and Exchange Agreement, Holder’s Company Options will be cancelled and exchanged for a Stock Grant representing the number of shares of Parent Common Stock as set forth beneath Holder’s signature on the signature page hereof. Holder will have good and valid title to the Stock Grant, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or, except as set forth herein, restrictions of any nature. Holder’s Stock Grant will be subject to the prohibitions against transfer as set forth in Section 2 hereof.

1.2. Holder has carefully read this Lock-Up Agreement and, to the extent Holder deemed necessary, has discussed with counsel the limitations imposed on Holder’s ability to sell, transfer or otherwise dispose of shares of Parent Common Stock, including the shares attributable to the Stock Grant. Holder fully understands the limitations this Lock-up Agreement places upon Holder’s ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock, including the shares attributable to the Stock Grant.

1.3. Holder understands that the representations, warranties and covenants set forth in this Lock-Up Agreement will be relied upon by Parent and its counsel for purposes of determining whether Parent should proceed with the Merger.

2. Prohibitions Against Transfer.

2.1. Holder agrees that, until the second (2nd) anniversary of the effective date of the Merger, Holder shall not, directly or indirectly, offer, pledge, sell, or contract to sell any Parent Common Stock or any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of Holder’s interest in or risk relating to shares of Parent Common Stock, enter into a transaction which would have the same effect or enter into a swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of the ownership of shares of Parent Common Stock attributable to the Stock Grant, whether any such transaction is to be settled by delivery of securities, in cash or otherwise. Notwithstanding the foregoing, the Holder may, at any time after the effective date of the Merger, sell, transfer or otherwise dispose of, up to a maximum of seventy percent (70%) of such Holder’s shares of Parent Common Stock attributable to the Stock Grant, exclusive of the Escrowed Shares (as defined in the Cancellation and Exchange Agreement). Nothing in this Section 2.1 shall be construed as a restriction on selling shares of Parent Common Stock held by Holder that are not attributable to the Stock Grant.

2.2. Upon a termination of Holder’s employment with the Company under Holder’s employment agreement with LogistiCare Solutions LLC dated November 6, 2007 (the “Employment Agreement”) (i) upon death or “Disability” (as such term is defined in the Employment Agreement); (ii) by Holder for “Good Reason” (as such term is defined in the Employment Agreement); or (iii) upon a “Change in Control” (as such term is defined in the Employment Agreement) with respect to Parent, the prohibitions against transfer set forth in Section 2.1 hereof shall immediately terminate.

3. Stop Transfer Instructions: Legend. Holder acknowledges and agrees that (a) stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Common Stock, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT DATED AS OF DECEMBER 6, 2007, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.”

4. Miscellaneous Provisions.

4.1. Survival of Representations. Warranties and Agreements. All representations, warranties and agreements made by Holder in this Agreement shall survive the consummation of the Merger and the other transactions contemplated hereby.

4.2. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Parent shall be sent to Parent’s address stated on page one of this agreement to the attention of its CEO (Attention: Fletcher McCusker) and copies of notices to Parent shall be sent simultaneously to the Parent’s General Counsel (Attention: Fred Furman, Esq.). Notices to Holder shall be sent to Holder’s address stated on page one of this agreement. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 4.2, provided that any such change of address notice shall not be effective unless and until received.

4.3. Entire Understanding. This Agreement and the other agreements referred to herein, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.4. Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of or shall preclude any other for further exercise of, any right, power or remedy.

4.5. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (1) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

4.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

4.7. Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

4.8. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

4.9. CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

4.10. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 4.2 hereof, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees and court costs from the other parties.

4.11. Non-exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

4.12. Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

4.13. Assignment; Binding Effect. Parent may assign any or all of its rights under this Agreement, in whole or in part, to any other person or entity only upon obtaining Holder’s consent or approval. This Agreement and all obligations of Holder hereunder are personal to

Holder and may not be transferred or delegated by Holder at any time during Holder’s lifetime (other than by will or the laws of descent and distribution). Subject to the preceding sentence, this Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Holder and Holder’s representatives, executors, administrators, estate, heirs, successors and assigns.

4.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of proper jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity.

4.15. Other Agreements and Independence of Obligations. Nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Holder under any other agreement. The covenants and obligations of Holder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Holder, on the one hand, and the Parent, on the other. The existence of any claim or cause of action by Holder against Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Holder.

4.16 This Agreement amends and restates the Lock-Up Agreement between the Holder and Parent dated as of November 6, 2007.

[SIGNATURE PAGE FOLLOWS]

Holder has executed this Look-Up Agreement as of the date stated above, and such agreement shall be effective upon the consummation of the Merger

HOLDER:

Herman Schwarz Number of Company Options: 15,100 Number of shares of Parent Common Stock attributable to Stock Grant: [See Exhibit A to the Cancellation and Exchange Agreement]

THE PROVIDENCE SERVICE CORPORATION:

Name:	Fletcher McCusker
Title:	CEO

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

EXHIBIT C

General Release

In consideration for LOGISTICARE SOLUTIONS, LLC (“LogistiCare”) providing me with a Severance Payment (as defined in the Agreement attached hereto), I, HERMAN SCHWARZ, on behalf of and for the benefit of myself, my heirs, executors, administrators, representatives, successors and assigns agree to the following:

1. I acknowledge and agree that the above-referenced consideration is satisfactory and adequate in exchange for my promises and release contained herein.

2. In consideration of the above, I hereby agree, for myself, my heirs, executors, administrators, representatives, successors and assigns (the “Releasors”), to fully and unconditionally release and completely and forever discharge LogistiCare and The Providence Service Corporation and each of their parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective predecessors, successors, heirs and assigns (the “Released Parties”) from any and all rights and claims that Releasors may have based on or relating to my employment with LogistiCare or the termination of that employment for any and all reasons. I specifically release the Released Parties from any rights or claims which I may have based upon the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Employee Retirement Income Security Act, which regulates employment benefits; the [Georgia Fair Employment Practices Act]1, which prohibits discrimination based on race, color, religious creed, ancestry, age, sex, national origin or disability; or any other federal, state or local laws or regulations prohibiting discrimination or which otherwise regulate employment terms and conditions. I also release the Released Parties from any claim for wrongful discharge, unfair treatment, breach of public policy, express or implied contract, or any other claims arising under common law which relate in any way to my employment with LogistiCare or the termination thereof. This General Release covers claims that I know about and those that I may not know about up through the date of this General Release. This General Release specifically includes any and all claims for attorney’s fees and costs which are incurred by me for any reason arising out of or relating to any or all matters covered by this Agreement.

This General Release does not waive rights or claims that may arise after the date this General Release is executed, nor does it release: (i) any rights I have to indemnification under applicable state law, articles of incorporation, bylaws or policy of insurance; (ii) my rights the severance benefits provided in exchange for this release; (iii) vested retirement or welfare benefits; or (iv) rights under any restricted stock or stock option agreement (except as set forth therein).

3. I hereby confirm that I have not caused or permitted any charge, complaint, lawsuit or any other action or proceeding whatsoever to be filed against the Released Parties based on my employment or the separation of that employment to date.

[1]	The applicable state law will differ for each executive.

4. I acknowledge and agree that before entering into this General Release, I have had the opportunity to consult with an attorney of my choice, and I have been advised to do so if I so choose. I have entered into this General Release voluntarily and knowingly and without any inducement from LogistiCare other than the terms of this General Release. I have read and understand the terms of this General Release before signing it.

5. I understand that I have a period of twenty-one (21) days to consider, sign and return this General Release and that I may revoke the General Release by delivering a signed revocation notice to LogistiCare within seven (7) days of signing and returning this General Release.

6. This General Release will be governed and construed in accordance with the laws of the state of Delaware. No amendment or modification of the terms of the General Release will be made except by a writing executed by LogistiCare and myself.

Dated:
Herman Schwarz